Exhibit 99.1
Kaiser Aluminum Announces Appointment of Carolyn Bartholomew to Board of Directors
FOOTHILL RANCH, Calif. — June 6, 2007 — Kaiser Aluminum (NASDAQ:KALU) today announced that Carolyn Bartholomew has been elected to its board of directors. Bartholomew fills the board vacancy left when board member George Becker passed away earlier this year.
“I’m pleased to welcome Carolyn as our newest board member,” said Jack A. Hockema, chairman, president and CEO of Kaiser Aluminum. “Her knowledge of global trade issues will be a great asset as we continue to grow our business.”
Bartholomew is the current chairman of the United States-China Economic and Security Review Commission established by Congress in 2000 to monitor, investigate, and report on the national security implications of the bilateral trade and economic relationship between the United States and the People’s Republic of China. She is also the executive director of the Basic Education Coalition, a non-profit organization that works to raise public and private support for basic education for children in the United States and abroad.
Bartholomew graduated cum laude with a Bachelor of Arts degree in anthropology from the University of Minnesota. She also holds a Master of Arts degree in anthropology from Duke University and a juris doctorate from Georgetown University.
Bartholomew was designated by the United Steelworkers, or USW, pursuant to an existing agreement between the company and the USW, which gives the USW certain rights with respect to the nomination of directors comprising at least 40 percent of the company’s board of directors. She will serve as a Class II director for a term expiring in 2008.
Kaiser Aluminum is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America and produces more than 500 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar and tube. For more information, please visit www.kaiseraluminum.com.
F-1072
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact :
Geoff Mordock
Fleishman-Hillard
(213) 489-8271